Exhibit 10.8
AMENDMENT
TO
AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Amendment to Amended and Restated Participation Agreement (the “Agreement”) is made and entered into this 28th day of September, 2007, by and between Ridgelake Energy, Inc. a Louisiana corporation, whose mailing address is 3636 N. Causeway Blvd., Metairie, LA 70002-7216, sometimes hereinafter referred to as "Ridgelake", GulfX, LLC, a Delaware limited liability company, whose mailing address is 15 Rheola Street, West Perth, Western Australia 6005, Australia, sometimes hereinafter referred to as “GulfX,” and South Marsh LLC, a Delaware limited liability company, whose mailing address is 15 Rheola Street, West Perth, Western Australia 6005, Australia, sometimes hereinafter referred to as “South Marsh.” GulfX and South Marsh are sometimes individually referred to herein as a “Participant” and collectively as the “Participants.”  Ridgelake, GulfX and South Marsh are sometimes individually referred to herein as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Ridgelake, GulfX and South Marsh entered into that certain Amended and Restated Participation Agreement dated December 8, 2006 (the “Restated Agreement”), pursuant to which Ridgelake granted to GulfX and South Marsh the opportunity to earn a working interest in the oil and gas leases more particularly described on Exhibit “A” attached thereto; and

WHEREAS, since execution of the Restated Agreement, the Parties have identified several instances where ambiguities have resulted in disputes relevant to the intentions of the Parties; and

WHEREAS, such disputes specifically included disputes between the Participants and Ridgelake as to the applicable response date with respect to certain operations proposed by Ridgelake prior to the date hereof in connection with Viosca Knoll Block 79 and the timeliness of Participants’ response thereto; and

WHEREAS, in an effort to prevent future conflicts, the Parties now wish to amend the Restated Agreement as necessary to eliminate those ambiguities that have been identified by them.

NOW, THEREFORE, for and in consideration of the recitals, covenants and agreements contained herein, and for other good and valuable consideration, the Parties hereby amend the Restated Agreement as follows:

1.	Article 1.1.3, page 3 of the Restated Agreement – The words “Article III” on line 5 are amended to read “Article IV.”

2.	The Parties agree to include a new Article 1.1.5, which shall read as follows:

“1.1.5  The Parties hereto acknowledge that, prior to commencing actual operations on a Lease with respect to an interest earning Operation, as contemplated herein, Ridgelake, in its sole discretion, may deem it necessary to enter into agreements with third parties necessary to support or facilitate such Operations; e.g., slot rental, drilling and similar agreements (“S-F Agreement(s)”).  Accordingly, Participants hereby agree that within fifteen (15) days after receipt from Ridgelake of an AFE reflecting the Participants’ share of the costs of any such S-F Agreement (“S-F AFE”), each Participant shall advise Ridgelake whether it will or will not share in such costs (“S-F Notice”).  In the event a Participant agrees to pay its share of such costs, then within thirty (30) days after the date of initial receipt of the S-F AFE by the Participant, Participant shall either (i) furnish to Ridgelake a binding and noncancellable Standby Letter of Credit in the format attached hereto as Exhibit “A,” payable to Ridgelake and issued by a USA bank approved by Ridgelake; or (ii) pay Participant’s share of the S-F AFE to Ridgelake (jointly “S-F Financial Obligation”).  Participant’s failure to timely issue an S-F Notice and/or to timely comply with an S-F Financial Obligation shall ipso facto without further notice by Ridgelake terminate all of Participant’s rights under this Agreement relevant to the Lease for which the S-F Agreement is deemed necessary by Ridgelake in connection with an interest earning Operation, including, without limitation, the right to recover from Ridgelake any Sunk Costs, Lease Expenses and any other funds previously paid or advanced pursuant to this Agreement, even if Ridgelake subsequently fails to enter into the S-F Agreement.  If a Participant timely issues the S-F Notice to Ridgelake and timely complies with the S-F Financial Obligation, then it is understood and agreed that the said Participant has agreed to and is bound by all of the terms and conditions of the S-F Agreement, regardless of whether or not the Participant subsequently executes the applicable S-F Agreement.”

3.	The Parties agree to include a new Article 1.3.1, which shall read as follows:

“1.3.1  Notwithstanding the terms contained in the JOA, it is understood and agreed that within fifteen (15) days after receipt by Participant of an AFE from Ridgelake reflecting the costs for a proposed interest earning Operation relevant to a Lease, the Participant shall advise Ridgelake whether or not Participant will participate in the proposed Operation, with it understood that failure to execute and return the AFE to Ridgeklake in the aforesaid fifteen (15) day period shall be deemed as an election by the Participant to not participate in the interest earning Operation.  In the event Participant agrees to participate in the proposed Operation, it shall pay its share of such costs to Ridgelake in the time period proscribed in Article 1.1.4 above.  Provided, however, if Ridgelake anticipates that operations will be commenced within forty-five (45) days or less from the date of the AFE, then Participant shall pay its proportionate share of the AFE to Ridgelake within twenty (20) days of the receipt of the AFE by the Participant.  Failure to timely advise Ridgelake that Participant will participate in the proposed Operation and/or failure to timely pay its share of the costs associated therewith shall ipso facto without further notice or action on Ridgelake’s part terminate all of Participant’s rights under this Agreement relevant to the Lease for which the AFE has been submitted by Ridgelake, including, without limitation, the right to recover from Ridgelake any Sunk Costs, Lease Expenses and any other funds previously advanced and/or paid by Participant to Ridgelake relevant to the applicable Lease.”

4.	Exhibit B4 (Operations – South Marsh Island 138), Part 2(b)(B), is hereby amended to read as follows:

“B.  If an election is made to plug and abandon the Initial Well drilled on the Lease (Project Well 1), it is understood that the Participants shall pay their proportionate share of all costs and expenses associated with the plugging and abandoning of the well and the clean-up of the Lease.  However, should either Participant desire to earn an interest in the Lease, then within one (1) year from release of the drilling rig from Project Well 1, Participant(s) shall pay to Ridgelake the additional cash consideration referenced in Part A above.  A Participant’s failure to pay the additional cash consideration within the aforesaid one (1) year period shall ipso facto without further notice or action on Ridgelake’s part result in the termination of all of such Participant’s rights under this Agreement relevant to SMI 138, including without limitation, the right to recover from Ridgelake any Sunk Costs, Lease Expenses and any other funds previously advanced or paid by such Participant to Ridgelake relevant to the Lease.”

5.
Exhibit B5 (Operations – South Marsh Island 152), attached to the Restated Agreement, shall be deleted in its entirety and the revised Exhibit B5 attached hereto shall be substituted therefor in the Participation Agreement.

6.
Ridgelake agrees that any objections to the timeliness of Participants’ response to Ridgelake’s proposals prior to the date hereof for operations in connection with Viosca Knoll Block 79 are hereby waived and that, as of the date hereof, the Participants shall not be deemed to have forfeited their rights to earn an interest in such Lease; provided, however, that such waiver applies only to such proposals prior to the date hereof and shall not extend to disputes which may arise with respect to the timeliness of responses to proposals made after the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

RIDGELAKE ENERGY, INC.

By: /s/ William M. Hines
                                                                                                       William M. Hines
                                                                                                        Vice President

GULFX, LLC

By: ___________________________________
Name:
Title:

SOUTH MARSH LLC, appearing by and through Velocity Oil & Gas, Inc., its sole Member.

By: /s/ Frank A. Jacobs
Name: Frank A. Jacobs
Title: President, CEO and sole Director of Velocity Oil & Gas, Inc., a Nevada corporation

EXHIBIT “A”
STANDBY LETTER OF CREDIT

Attached to and made part of that certain Amendment to Amended and Restated Participation Agreement
dated the ______ day of September, 2007,
by and between Ridgelake Energy, Inc., GulfX, LLC and South Marsh LLC

Beneficiary Name:                          Ridgelake Energy, Inc.
Beneficiary Address:                     3636 N. Causeway Blvd., Suite 300
          Metairie, LA 70002-7216

We hereby issue our Irrevocable Standby Letter of Credit in your favor for the account of ____________________, a ___________________ corporation, for the sum of $__________ (United States Dollars ____________ Dollars and _____ Cents), available by your sight draft on us accompanied by the following:

The draft hereunder must be presented to us at our office on or before (Expiry Date) ____________________ and must be marked “DRAWN UNDER _______________ Bank, IRREVOCABLE LETTER OF CREDIT NO. _______, DATED __________ and must be accompanied by the original Letter of Credit.

Partial Draws are permitted.

We shall have neither the obligation nor the right to inquire into the validity or genuineness of the signature of the officer executing such sight draft on behalf of Ridgelake Energy, Inc.

This undertaking is issued subject to the International Standby Practices 1998.

We hereby agree with you that your sight draft drawn under and in compliance with the terms of this credit will be duly honored by us if presented to us at our offices located at ______________, ____________, ____________, on or before (Expiry Date) ____________.  This Irrevocable Letter of Credit shall terminate on ____________.

EXHIBIT B5
OPERATIONS – SOUTH MARSH ISLAND 152

Attached to and made part of that certain Amendment to Amended and Restated Participation Agreement
dated the ______ day of September, 2007,
by and between Ridgelake Energy, Inc., GulfX, LLC and South Marsh LLC

1.	LEASE

OCS-G 27091 - That certain Oil and Gas lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated July 1, 2005, by and between the United States of America as Lessor and Ridgelake Energy, Inc, as Lessee, covering all of Block 152, South Marsh Island Area, South Addition, OCS Leasing Map, Louisiana Map No. 3C, and covering approximately 2,500 acres of submerged lands within the Outer Continental Shelf.

2.	INTEREST EARNING OPERATIONS

(a)	INTEREST EARNING OPERATION A

Project Well 1:  OCS-G 27091. Well No. 1 to casing election point

Surface Location (deviated hole)      X=  1,748,636.51
Y=   - 165,663.41
(Note: the location of the well is approximate and may be altered by Ridgelake at its sole discretion if it deems it necessary in order to properly drill the project well)

Alternate Surface Location (deviated hole)    X=  1,745,100
Y=    -163,100
(Note: the location of the well is approximate and may be altered by Ridgelake at its sole discretion if it deems it necessary in order to properly drill the project well)

Objective depth:   6,500’ Subsea

(b)           SECONDARY INTEREST EARNING CONSIDERATION

A.   If Ridgelake elects to set the Platform at the sole cost, risk and expense of the owners of SMI 152 following the drilling of Project Well 1, then the Secondary Interest Earning Consideration to be paid by the Participants to Ridgelake is as follows:

If GulfX elects to participate in mudline suspension of Project Well 1 then, within 30 days of making such election, it shall be required to pay to Ridgelake an additional cash consideration equal to 4.17% of the following estimated costs:

(i)	One third (1/3) of the estimated cost to fabricate, install and hookup a platform appropriate for the development of the field discovered by Project Well 1, and
(ii)	The estimated cost of a flowline, and
(iii)	The estimated cost to complete Project Well 1

The basis for determination of these costs shall be third party, arms length estimates which shall be provided to Participants together with the AFE for Project Well 1.

If South Marsh elects to participate in mudline suspension of Project Well 1 then, within 30 days of making such election, it shall be required to pay to Ridgelake an additional cash consideration equal to 5.0% of the following estimated costs:

(i)	One third (1/3) of the estimated cost to fabricate, install and hookup a platform appropriate for the development of the field discovered by Project Well 1, and
(ii)	The estimated cost of a flowline, and
(iii)	The estimated cost to complete Project Well 1

The basis for determination of these costs shall be third party, arms length estimates which shall be provided to Participants together with the AFE for Project Well 1.

B.
If Ridgelake is able to negotiate an agreement with the owners of SMI 149 for the setting of a platform to be jointly used by the owners of SMI 149 and SMI 152, then it is understood and agreed that the Participants shall timely pay their proportionate share of the following costs and expenses:

(i)	Its proportionate share (GulfX 16.67% and South Marsh 20.00%) of the costs and expenses to drill, complete and hook-up Project Well 1 for production;
(ii)	Its proportionate share (GulfX 16.67% and South Marsh 20.00%) of the Slot Rental Fee allocated to the Slot to be used to drill Project Well 1;

(iii)	Its proportionate share (GulfX 12.50% and South Marsh 15.00%) of any Slot Rental Fee for additional slots required under the agreement with the owners of SMI 149;
(iv)
Its proportionate share (GulfX 16.67% and South Marsh 20.00%) of the total cost allocated to the SMI 152 joint account to run a flowline(s) from the platform installed under the agreement.  Should the agreement require the SMI 152 owners to pay throughput fees for the flowline(s) in lieu of paying the capital cost, GulfX shall pay 16.67% and South Marsh shall pay 20.00% of the throughput charges until such time as the cumulative throughput charges exceed 100% of that proportionate share of the total cost (actual or best estimate thereof) of laying the flowline(s) that would have been allocated to the SMI 152 joint account had the costs been allocated on a connected well basis (at such time as the cumulative throughput charges exceed 100% of that proportionate share of the total cost of laying the flowline(s) that would have been allocated on a connected well basis, GulfX shall then pay 12.50% and South Marsh shall then pay 15.00% of all subsequent throughput charges);

(v)
Its proportionate share (GulfX 13.89% and South Marsh 16.67%) of the total share of capital costs to build and install the platform or facilities that have been charged by the SMI 149 owners to the SMI 152 joint account under the platform use agreement that is not allocated to an individual slot; and

(vi)
Its proportionate share (GulfX 13.89% and South Marsh 16.67%) of the total share of capital costs to install or buy into facilities, including facilities on a remote processing platform, if applicable, that has been charged by the SMI 149 owners to the SMI 152 joint account.  Should the agreement require the SMI 152 partners to pay throughput fees for such facilities in lieu of paying the capital cost, GulfX shall pay 13.89% and South Marsh shall pay 16.67% of the throughput charges until such time as the cumulative throughput charges exceed 100% of that proportionate share of the total cost (actual or best estimate thereof) to install new facilities that would have been allocated to the SMI 152 joint account had the total costs been allocated on a connected well basis (at such time as the cumulative throughput charges exceed 100% of that proportionate share of the total cost to install new facilities that would have been allocated to the SMI 152 joint account had the total costs been allocated on a connected well basis, GulfX shall then pay 12.50% and South Marsh shall then pay 15.00% of all subsequent throughput charges).

3.	GULFX INTEREST EARNING RIGHTS AND OBLIGATIONS

(a)
GulfX must participate in and pay 16.67% of the cost to drill Project Well 1 to the casing election point and must participate and pay 16.67% of any sidetrack of said well to bypass junk and/or any other sidetrack that is required because of mechanical problems, or any redrill of the said well due to the loss of the hole because of mechanical problems therein.

(b)
If GulfX participates in and pays 16.67% of the costs and expenses associated with the drilling of Project Well 1 and any sidetracks and redrills thereof, and if GulfX participates in and pays 16.67% of the costs and expenses to run casing in the well and all other operations on or related to the well through the release of the drilling rig from the well, including but not limited to running and cementing of casing, mudline suspending the well and the demobilizing or the rig from the well, and if GulfX pays the additional cash consideration in accordance with either part 2(b)A of the Interest Earning Operations described above or its proportionate share of the costs and expenses enumerated in part 2(b)B above (except throughput charges in part 2(b)B above), then GulfX shall earn twelve and one-half percent (12.50%) of all of Ridgelake’s right, title and interest in the Lease and Ridgelake shall deliver an assignment of such interest to GulfX within thirty (30) days of the release of the rig from the well.

(c)	Once GulfX has been granted title in accordance with paragraph 3(b) then all future operations on the lease shall be conducted in accordance with and pursuant to the JOA attached as Exhibit D.

(d)
If GulfX does not meet and perform the obligations expressed in Article 3(a) and 3(b) above, GulfX will earn no interest in the Lease and shall forfeit all Sunk Costs and Lease Expenses previously paid on the Lease.  (NOTE: It is recognized that Ridgelake may chose to set a Platform on the Lease prior to the drilling of Project Well 1.  If Ridgelake should so decide to set a Platform on SMI 152 before the drilling of the aforesaid well than it is agreed that GulfX may elect not to proceed with the development of the Lease as if the Lease was not included under the Participation Agreement to which this Exhibit is attached and Ridgelake will refund to GulfX all Sunk Cost and Lease Expense payments paid to Ridgelake for the Lease.)

4.	SOUTH MARSH INTEREST EARNING RIGHTS AND OBLIGATIONS

(a)
South Marsh must participate in and pay 20.00% of the cost to drill Project Well 1 to the casing election point and must participate and pay 20.00% of any sidetrack of said well to bypass junk and/or any other sidetrack that is required because of mechanical problems, or any redrill of the said well due to the loss of the hole because of mechanical problems therein.

(b)
If South Marsh participates in and pays 20.00% of the costs and expenses associated with the drilling of Project Well 1 and any sidetracks and redrills thereof, and if South Marsh participates in and pays 20.00% of the costs and expenses to run casing in the well and all other operations on or related to the well through the release of the drilling rig from the well, including but not limited to running and cementing of casing, mudline suspending the well and the demobilizing or the rig from the well, and if South Marsh pays the additional cash consideration in accordance with either part 2(b)A of the Interest Earning Operations described above or its proportionate share of the costs and expenses enumerated in part 2(b)B above (except throughput charges in part 2(b)B above), then South Marsh shall earn fifteen percent (15.00%) of all of Ridgelake’s right, title and interest in the Lease and Ridgelake shall deliver an assignment of such interest to South Marsh within thirty (30) days of the release of the rig from the well.

(c)	Once South Marsh has been granted title in accordance with paragraph 4(b) then all future operations on the lease shall be conducted in accordance with and pursuant to the JOA attached as Exhibit D.

(d)
If South Marsh does not meet and perform the obligations expressed in Article 4(a) and 4(b) above, South Marsh will earn no interest in the Lease and shall forfeit all Sunk Costs and Lease Expenses previously paid on the Lease.  (NOTE: It is recognized that Ridgelake may chose to set a Platform on the Lease prior to the drilling of Project Well 1.  If Ridgelake should so decide to set a Platform on SMI 152 before the drilling of the aforesaid well than it is agreed that South Marsh may elect not to proceed with the development of the Lease as if the Lease was not included under the Participation Agreement to which this Exhibit is attached and Ridgelake will refund to South Marsh all Sunk Cost and Lease Expense payments paid to Ridgelake for the Lease.)